Exhibit 99.1
Intercell AG closes Acquisition of Iomai Corporation
»	Intercell AG (“Intercell”) closes the previously announced acquisition of Iomai Corporation (“Iomai”) for a total consideration of 1,442,819 Intercell shares and a cash component of EUR 75 million (USD 116 million)

»	Focus will be on the late stage development and industrialization of the Travelers’ Diarrhea patch vaccine, the pandemic influenza patch vaccine, and the use of the patch technology in new vaccine applications

»	Iomai to be delisted from NASDAQ and renamed to Intercell USA, Inc., as a subsidiary of Intercell AG. New management team implemented
Vienna (Austria), August 5, 2008 — Intercell AG (VSE: ICLL) today announced the completion of the acquisition of Iomai. On May 12, Intercell announced its intention to acquire Iomai and following the positive Iomai shareholders vote on August 1 and the execution of all important remaining closing conditions, the transaction is now complete. Intercell issued 1,442,819 new shares from authorized capital (representing about 3 % of Intercell’s total outstanding shares) at EUR 31.11 per share (closing price as of August 1) as share consideration to former major Iomai shareholders. The cash component of the transaction, totaling EUR 75 million (USD 116 million) for share-, warrant-, and option holders, was comfortably financed from existing cash reserves of Intercell. In addition, a part of the outstanding Iomai options will be replaced by Intercell stock options.
Intercell expects to maintain profitability in 2008 despite the additional costs associated with this acquisition.
Intercell will immediately focus on three strategic priorities to realize the full value of the acquisition:
»	Industrialization and Commercialization of Travelers’ Diarrhea Patch Vaccine

The Travelers’ Diarrhea patch is expected to be the first vaccine protecting travelers against the major causes of diarrhea. Based on compelling Phase II safety and efficacy data, the start of a pivotal Phase III clinical trial is planned for the first half of 2009. The estimated market potential for the new vaccine is more than EUR 500 million in sales per year.

»	Development of Pandemic Influenza Vaccines

The immunostimulant Vaccine Enhancement Patch has the potential for the development of improved Influenza vaccines, especially in the field of pandemic Influenza. Following the very encouraging Phase I/II data obtained earlier this year the start of a Phase II clinical trial is expected still this year. The development of the pandemic Influenza vaccine is supported and funded by the US Department of Health and Human Services (HHS).

»	Leverage of Patch Technology into Other Vaccine Applications

Patches as a general vaccine delivery technology and the Vaccine Enhancement Patches will be broadly leveraged to develop novel vaccines that are more efficient and to reduce the number of injections. This concept will be explored within Intercells’ pipeline (e.g. one time application for Japanese Encephalitis vaccine), and also with outside partners.
Iomai Corporation located in Gaithersburg, Maryland (USA), where about 110 people are employed, was renamed Intercell USA, Inc., and became a subsidiary of Intercell AG upon closing. Intercell’s Chief Operating Officer Thomas Lingelbach was elected to also act as CEO of Intercell USA. Iomai-founder Gregory Glenn was elected CSO of Intercell USA, and Roman Necina and Reinhard Kandera were elected as COO and CFO of Intercell USA, respectively.
Iomai will be delisted from NASDAQ.
Stanley C. Erck and Russell P. Wilson, the former CEO and CFO of Iomai, left the company.
“We are very happy that we could close the transaction in a very short period of time and that we now can put our full focus to aggressively progress and leverage the patch based products and technologies”, states Gerd Zettlmeissl, Chief Executive Officer of Intercell. “We would like to thank our new colleagues in the US and the management team from Iomai for their excellent and hard work over many years to develop the world leading vaccine patch franchise”.
About Travelers’ Diarrhea:
This year, approximately 55 million international travelers will visit countries where bacteria that cause travelers’ diarrhea are endemic, particularly Africa, Asia and Latin America. The Centers for Disease Control and Prevention estimate that between 20 and 50 percent of international travelers contract diarrhea. The effects go beyond the acute symptoms of the disease; between 10 and 30 percent of those who develop travelers’ diarrhea will develop the chronic symptoms of irritable bowel syndrome.
Because of the extent of the problem and the lack of safe and effective prophylaxis, market studies suggest that there is a large market for an effective Travelers’ Diarrhea vaccine, potentially exceeding EUR 500 million annually. If approved, the Iomai vaccine would be the first vaccine for travelers’ diarrhea available in the United States.
About Pandemic Influenza:
Three influenza pandemics have occurred in the 20th century leading to the death of more than 50 million people globally. By US government estimates, pandemic influenza has a greater potential to cause deaths and illnesses than virtually any other natural health threat. Signs of a pandemic influenza have emerged in Southeast Asia, as lethal infections of poultry and humans with avian influenza virus continue. The current virus is now endemic in bird populations, having spread to more than 40 countries and causing the deaths of hundreds of millions of birds. Furthermore, the World Health Organization reports that the number of avian flu cases in humans has reached more than 370 cases in 14 countries.
In November 2005, the US government announced a USD 7.1 billion initiative to prevent and prepare for a pandemic influenza outbreak. In

January 2007, Iomai entered into a contract with the US government, potentially worth up to USD 128 million over five years, to develop a dose-sparing patch for use with a pandemic influenza vaccine.
About Intercell AG
Intercell AG is a growing biotechnology company which focuses on the design and development of novel vaccines for the prevention and treatment of infectious diseases with substantial unmet medical need. The Company develops antigens and adjuvants which are derived from its proprietary technology platforms and has in-house GMP manufacturing capabilities. Based on these technologies, Intercell has strategic partnerships with a number of global pharmaceutical companies, including Novartis, Merck & Co., Inc., Wyeth, Sanofi Pasteur, Kirin, and the Statens Serum Institut.
The Company’s leading product, a prophylactic vaccine against Japanese Encephalitis, successfully concluded pivotal Phase III clinical trials in 2006. The Market Authorization Application (MAA) in Europe as well as the Biological License Application (BLA) with the US Food and Drug Administration (FDA) for the use of the vaccine to prevent Japanese Encephalitis were submitted in December of 2007. The licensure application to TGA (Therapeutic Goods Administration) in Australia was submitted in February of 2008, and the application to register the vaccine in Canada (Division of Biologics and Genetic Therapies Directorate of Health Canada) was submitted in June 2008.
The Company’s broad development pipeline includes a partnered S. aureus vaccine in Phase II, a therapeutic vaccine against Hepatitis C in Phase II, a Pseudomonas vaccine in Phase II, a partnered Tuberculosis vaccine (Phase I/II), and five products focused on infectious diseases in preclinical development.
By acquiring Iomai, Intercell will gain full rights to a late stage Travelers’ Diarrhea vaccine, which is based on Iomai’s proprietary needle-free patch delivery vaccine technology.
Intercell is listed on the Prime Market of the Vienna Stock Exchange under the symbol “ICLL”.
ISIN: AT0000612601
For more information on Intercell, please visit: www.intercell.com
Contact Intercell AG:
Lucia Malfent
Head of Corporate Communications
Campus Vienna Biocenter 2, A-1030 Vienna
P: +43-1-20620-303
Mail to: LMalfent@intercell.com
Forward Looking Statements for Intercell AG:
This communication expressly or implicitly contains certain advance statements concerning Intercell AG and its business. Such statements involve certain known and unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of Intercell AG to be materially different from any future results, performance or achievements expressed or implied by such advance statements. Intercell AG is providing this communication as of this date and does not update any advance statements contained herein as a result of new information, future events or otherwise.